Exhibit (d)(3)

                       NONQUALIFIED STOCK OPTION AGREEMENT

          THIS NONQUALIFIED STOCK OPTION AGREEMENT (this "Agreement"), dated as of [DATE] is made by and between Duane Reade Inc., a Delaware corporation (the "Company"), and [NAME] (the "Optionee").

          WHEREAS, the Company has adopted the 1997 Equity Participation Plan of Duane Reade Holding Corp. (the "Plan") to provide an additional incentive for directors, Employees and consultants to further the growth, development and financial success of the Company by personally benefiting through the ownership of Company stock and/or rights which recognize such growth, development and financial success; and

          WHEREAS, the Company considers the Optionee to be a key employee, views the services provided by the Optionee essential to the long-range success of the Company and wishes to obtain and retain such services.

          NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, the Company and the Optionee do hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

          The following terms shall have the meanings specified below unless the context clearly indicates to the contrary. The singular pronoun shall include the plural, where the context so indicates. Other capitalized terms not defined in this Agreement shall have the meanings specified in the Plan. The Options granted pursuant to this Agreement are subject to all of the terms and provisions of the Plan which is incorporated herein by reference. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control.

          Section 1.1 Affiliate. "Affiliate" with respect to any person shall mean any other person or entity directly or indirectly controlling, controlled by or under common control with, such person where "control" shall have the meaning given such term under Rule 405 of the Securities Act.

          Section 1.2 Board. "Board" shall mean the Board of Directors of the Company.

          Section 1.3 Code. "Code" shall mean the Internal Revenue Code of 1986, as amended.

          Section 1.4 Committee. "Committee" shall mean the Compensation Committee of the Board, or another committee of the Board, appointed as provided in Section 9.1 of the Plan, or if no such committee is so appointed, "Committee" shall mean the Board.

          Section 1.5 Common Stock. "Common Stock" shall mean the Class B common stock of the Company, par value $0.01 per share.

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          Section 1.6 Company. "Company" shall mean Duane Reade Inc. In addition, "Company" shall mean any corporation assuming, or issuing a new incentive stock option in substitution for, an option in a transaction to which
Section 424(a) of the Code applies.

          Section 1.7 Date of Grant. The "Date of Grant" is ________________.

          Section 1.8 Director. "Director" shall mean a member of the Board.

          Section 1.9 Disability. "Disability" shall mean permanent and total disability within the meaning of Code Section 22(e) (3).

          Section 1.10 Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          Section 1.11 Fair Market Value. "Fair Market Value" of a share of Common Stock as of any given date shall be (i) the average closing price of a share of Common Stock on the principal exchange on which shares of Common Stock are then trading, if any (or as reported on any composite index which includes such principal exchange), over the five trading days immediately preceding the date of determination, or (ii) if Common Stock is not traded on an exchange but is quoted on NASDAQ or a successor quotation system, the average mean between the closing representative bid and asked prices for the Common Stock over the five trading days immediately preceding the date of determination as reported by NASDAQ or such successor quotation system or (iii) if Common Stock is not publicly traded on an exchange and not quoted on NASDAQ or a successor quotation system, the fair market value of a share of Common Stock determined, without regard to any minority discount or control premium, in good faith by the Committee.

          Section 1.12 Independent Third Party. "Independent Third Party" shall mean any entity other than (i) the Company or (ii) any Affiliate or Subsidiary of the Company.

          Section 1.13 Options. "Options" shall mean the Options to purchase Common Stock granted to the Optionee pursuant to this Agreement.

          Section 1.14 Plan. "Plan" shall mean the 1997 Equity Participation Plan of Duane Reade Holding Corp.

          Section 1.15 QDRO. "QDRO" shall mean a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the regulations and rules promulgated thereunder.

          Section 1.16 Retirement. "Retirement" has the meaning ascribed to the term under the Duane Reade 401(k) Profit Sharing Plan, as amended from time to time.

          Section 1.17 Rule 16b-3. "Rule 16b-3" shall mean that certain Rule 16b-3 under the Exchange Act, as such Rule may be amended from time to time.

          Section 1.18 Sale of the Company. "Sale of the Company" shall mean the consummation of one of the following events:


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          (a) any Independent Third Party is or becomes the Beneficial Owner (as defined below), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities. For purposes of this Agreement, the term "Beneficial Owner" shall have the meaning given to such term in Rule 13d-3 under the Exchange Act;

          (b) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation (or other entity), other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 25% of the combined voting power of the Company's then outstanding securities shall not constitute a Sale of the Company; or

          (c) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

          Section 1.19 Securities Act. "Securities Act" shall mean the Securities Act of 1933, as amended.

          Section 1.20 Subsidiary. "Subsidiary" of any person shall mean any entity of which

          (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, collectively or individually, by such person or by one or more Subsidiaries of such person, and

          (b) if a partnership, association, limited liability company or other entity, a majority of the partnership, membership or other similar ownership interest thereof is at the time of determination owned or controlled, directly or indirectly, collectively or individually, by such person or by one or more Subsidiaries of such person.

          For purposes of this Agreement, each of the Company and its Subsidiaries shall be deemed to own a majority ownership interest in a partnership, association, limited liability company or other entity if the Company and its Subsidiaries are allocated a majority of partnership, association, limited liability company or other entity gains or losses or shall control the general partner or managing member or managing director of such entity.

          Section 1.21 Termination of Employment. "Termination of Employment" shall mean the time when the engagement of the Optionee as an employee of the Company and its Subsidiaries is terminated for any reason; but excluding a termination where there is a simultaneous commencement of employment with the Company or any Subsidiary. The Board,

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

in its sole discretion, shall determine the effect of all matters and questions relating to Termination of Employment, including, but not by way of limitation, the question of whether a Termination of Employment was at the initiative of the Company or the Optionee, and all questions of whether a particular leave of absence constitutes a Termination of Employment.

                                   ARTICLE II

                                GRANT OF OPTIONS

          Section 2.1 Grant of Options. The Company irrevocably grants to the Optionee, subject to the terms and conditions set forth in this Agreement, [ ] Options, each representing the right to purchase one share of Common Stock.

          Section 2.2 Option Price. The purchase price of the shares of Common Stock covered by the Options shall be $[ ] per share without commission or other charge.

          Section 2.3 Consideration to the Company. In consideration of the granting of the Options, the Optionee agrees to render faithful and efficient services to the Company or a Subsidiary, with such duties and responsibilities as such entity shall from time to time prescribe, and to agree to abide by the covenant set forth in Article 6.2 of this Agreement. Nothing in the Plan or this Agreement shall confer upon the Optionee any right to continue as an employee of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which are hereby expressly reserved, to discharge the Optionee at any time for any reason whatsoever.

          Section 2.4 Adjustments to Option. The Options shall be subject to adjustment pursuant to Section 10.3 of the Plan.

                                  ARTICLE III

                        VESTING; PERIOD OF EXERCISABILITY

          Section 3.1 Vesting.

          (a) Subject to subsection (b) and Sections 3.3 and 3.4, the Options shall vest and become exercisable in three (3) cumulative annual installments as follows:

                    (i) The first installment shall consist of one third (1/3) of the shares of Common Stock covered by the Option and shall become exercisable on the first anniversary of the Date of Grant;

                    (ii) The second installment shall consist of one third (1/3) of the shares of Common Stock covered by the Option and shall become exercisable on the second anniversary of the Date of Grant;

                    (iii) The third installment shall consist of one third (1/3) of the shares of Common Stock covered by the Option and shall become exercisable on the third anniversary of the Date of Grant.

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

          (b) Upon the Optionee's Termination of Employment due to Retirement, the Options shall continue to vest in accordance with Section 3.1(a) and remain exercisable in accordance with Section 3.3.

          (c) Except as set forth in Section 3.1(b), no portion of the Option which is unexerciseable upon the Optionee's Termination of Employment shall thereafter become exercisable.

          Section 3.2 Duration of Exercisability. Upon vesting in accordance with Section 3.1, the Option shall remain exercisable until it expires pursuant to Section 3.3.

          Section 3.3 Expiration of Options. The Options may not be exercised after the first to occur of the following events and all Options (vested and unvested) shall expire as of such date:

          (a) [Insert tenth anniversary of Date of Grant];

          (b) The opening of business on the date of the Optionee's Termination of Employment by the Company for cause, as determined by the Committee;

          (c) The first business day which is thirty calendar days after the Optionee's Termination of Employment for any reason other than death, Disability, Retirement or cause;

          (d) Upon the occurrence of any event described in Section 10.3(b) of the Plan, the date specified by the Committee pursuant to exercise of its discretion as set forth in Section 10.3(b) of the Plan; or

          (e) The first business day which is 180 days after Optionee's Termination of Employment by reason of his death or Disability.

                                   ARTICLE IV

                               EXERCISE OF OPTIONS

          Section 4.1 Person Eligible to Exercise. During the lifetime of the Optionee, only the Optionee may exercise and Option or any portion thereof, unless it has been disposed of pursuant to a QDRO. After the death of the Optionee, any exercisable portion of the Options may, prior to the time when the Options (or portion thereof) become unexercisable under Section 3.3, be exercised by his personal representative or by any person empowered to do so under the Optionee's will or under the then applicable laws of descent and distribution.

          Section 4.2 Partial Exercise. An exercisable Option may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.3; provided, however, that an Option shall not be exercisable with respect to fractional shares and that each partial exercise shall be for not less than 10 shares.

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

          Section 4.3 Manner of Exercise. All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company or his or her office prior to the Option expiration of the Option pursuant to under Section 3.3:

          (a) A written notice complying with the applicable rules established by the Committee from time to time stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Optionee or other person then entitled to exercise the Options or such portion;

          (b) Such representations and documents as the Committee, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act, and, any other federal or state securities laws or regulations;

          (c) In the event that the Options shall be exercised by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the Options; and

          (d) Full cash payment to the Secretary of the Company for the shares with respect to which the Options, or portion thereof, are exercised. However, the Committee may, in its sole discretion, (i) allow a delay in payment up to thirty (30) days from the date the Options, or portion thereof, are exercised;
(ii) allow payment, in whole or in part through the delivery of shares of Common Stock owned by the Optionee, duly endorsed for transfer to the Company with a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Options or exercised portion thereof; (iii) allow payment, in whole or in part, through the surrender of shares of Common Stock then issuable upon exercise of the Options having a Fair Market Value on the date of exercise equal to the aggregate exercise price of the Options or exercised portion thereof;
(iv) allow payment, in whole or in part, through the delivery of property of any kind which constitutes good and valuable consideration; (v) allow payment, in whole or in part, through the delivery of a full recourse promissory note bearing interest (at no less than such rate as shall then preclude the imputation of interest under the Code) and payable upon such terms as may be prescribed by the Committee; (vi) allow payment, in whole or in part, through the delivery of a notice that the Optionee has placed a market sell order with a broker with respect to shares of Common Stock then issuable upon exercise of the Options, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the exercise price for the Options; or (vii) allow payment through any combination of the consideration provided in the foregoing subparagraphs (ii), (iii), (iv), (v) and
(vi).

          In the case of a promissory note, the Committee may also prescribe the form of such note and the security to be given for such note. The Options may not be exercised, however, by delivery of a promissory note or by a loan from the Company when or where such loan or other extension of credit is prohibited by law.

          Section 4.4 Conditions to Issuance of Stock Certificates. An option may not be exercised and the Company shall not be required to issue or deliver any certificate or certificates for shares of stock purchased upon the exercise of the Options or portion thereof prior to fulfillment of all of the following conditions:

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

          (a) The admission of such shares to listing on all stock exchanges on which such class of stock is then listed; and

          (b) (i) The completion, filing and effectiveness of a registration statement under the Securities Act with respect to the shares of Common Stock subject to the Option and the qualification of the Option and the underlying Common Stock under any state "blue-sky" laws or (ii) the determination by the Committee, in its sole discretion, that such registration and qualification are not required as a result of the availability of an exemption from such registration and qualification;

          (c) The obtaining of any approval or other clearance from any state, federal or local governmental agency which the Committee shall, in its sole discretion, determine to be necessary or advisable; and

          (d) The lapse of such reasonable period of time following the exercise of the Options as the Committee may establish from time to time for reasons of administrative convenience; and

          (e) The receipt by the Company of full payment for such shares, including payment of any applicable withholding tax in accordance with Section 5.5.

          Section 4.5 Rights as a Stockholder. The Optionee shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any shares purchasable upon the exercise of any part of the Options unless and until certificates representing such shares have been issued by the Company to the Optionee.

          Section 4.6 Employee Trading Policy. The exercise of an Option or the disposition of any shares of Common Stock issuable upon exercise of an Option shall be subject to the Company's policies and procedures relating to employee trading in the Company's securities.

                                   ARTICLE V

                    TRANSFER OF OPTIONS AND RESTRICTED SHARES

          Section 5.1 Not Transferable. No Option may be sold, pledged, assigned, or transferred in any manner other than by will or the laws of descent and distribution or pursuant to a QDRO. None of the Options nor any interest or right therein shall be liable for the debts, contracts or engagements of the Optionee or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted, disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

          Section 5.2 Representations and Warranties. The Optionee is aware of and familiar with the restrictions imposed on the transfer of the Options. The Optionee represents that (i) this Agreement has been duly executed and delivered by the Optionee and constitutes a

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

legal, valid and binding agreement of the Optionee, enforceable against the Optionee in accordance with its terms, except as limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally and by general principles of equity, and (ii) the Optionee is acquiring shares of Common Stock hereunder for investment, solely for his own account and not with a view to, or for resale with, the distribution or other disposition thereof.

                                   ARTICLE VI

                               SALE OF THE COMPANY

          Section 6.1 Sale of the Company. If the Board and the holders of a majority of the Company's common stock then outstanding approve a Sale of the Company (an "Approved Sale"), the Optionee hereby agrees to consent to and raise no objection to such Approved Sale, and to take all actions determined by the Committee to be necessary or appropriate in connection with the consummation of such Approved Sale.

          Section 6.2 Acceleration of Exercisability. In the event of a Sale of the Company, all outstanding Options (to the extent not expired pursuant to Section 3.3) shall vest and become immediately exercisable in full for all shares of Common Stock covered thereby.

          Section 6.3. No Restriction on Right of Company to Effect Corporate Changes. Neither the Plan nor this Agreement shall affect or restrict in any way the right or power of the Company or its shareholders to make or authorize any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Company, or any merger or consolidation of the Company, or dividend or other distribution, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

                                   ARTICLE VII

                                  MISCELLANEOUS

          Section 7.1 Tax Withholding. The Company shall be entitled to require payment in cash or deduction from other compensation payable to the Optionee of any sums required by federal, state or local tax law to be withheld with respect to the issuance, vesting or exercise of the Options. The Committee may, in its sole discretion, allow the Optionee to elect to have the Company withhold shares of Common Stock otherwise issuable under the Options (or allow the return of shares of Common Stock) having a Fair Market Value, equal to the sums required to be withheld.

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

          Section 7.2 At-will Employment. The Optionee is employed on an at-will basis, meaning that the Optionee or the Company may terminate the employment relationship for any reason or no reason, with or without cause, without notice. Nothing in this Agreement is to be construed as altering the at-will nature of the Optionee's employment.

          Section 7.3 Compliance with Rule 16b-3. It is the intent of the Company that this Agreement comply in all respects with applicable provisions of Rule 16b-3 under the Exchange Act in connection with any grant of Stock Options. Accordingly, if any provision of this Agreement does not comply with the requirements of Rule 16b-3 as then applicable to the Optionee, such provision shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee. Moreover, in the event that this Agreement does not include a provision required by Rule 16(b)(3) to be stated herein, such provision (other than one relating to eligibility requirements, or the price and amount of Awards) shall be deemed automatically to be incorporated by reference into this Agreement insofar as the Optionee is concerned.

          Section 7.4 Compliance with Laws. The Optionee acknowledges that the Plan, this Agreement, the Options and the issuance and delivery of shares of Common Stock under the Options granted hereunder are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under this Agreement shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Committee, provide such assurances and representations to the Company as the Committee may deem necessary or desirable to assure compliance with all applicable legal requirements. The Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. No shares of Common Stock shall be issued pursuant to this Agreement unless the Committee shall have determined that such issuance is in compliance with, or pursuant to an exemption from, all applicable federal and state securities laws. To the extent permitted by applicable law, this Agreement, the Plan and the Options granted hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

          Section 7.5 Governing Law. This Agreement shall be administered, interpreted and enforced under the internal laws of the state of New York without regard to conflicts of laws thereof.

          Section 7.6 Shares to Be Reserved. The Company shall at all times during the term of the Options reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of this Agreement.

          Section 7.7 Notices. Any notice, request, claim, demand, document and other communication hereunder to any party will be effective upon receipt (or refusal of receipt) and will be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, as follows:

          (a) If to the Company, addressed to:

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

              Secretary of Duane Reade Inc.
              Duane Reade Inc.
              440 Ninth Avenue
              New York, NY  10001

          (b) If to the Optionee, to him at the address set forth below under his signature, or at such other address as the Optionee will have specified by notice in writing to the Company.

          Section 7.8 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

          Section 7.9 Counterparts. This Agreement may be executed in one or more counterparts, which together shall constitute one and the same original.

          Section 7.10 Invalid Provision. The invalidity or unenforceability of any particular provision hereof shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.

          Section 7.11 Effect of Options upon Other Compensation Plans. The Options and any payments with respect thereto shall not constitute "compensation" for purposes of any pension, welfare or other benefit plan or policy of the Company unless provided for therein.

          Section 7.12 Waiver. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement

          Section 7.13 Assignment. Except as otherwise provided herein, no party may assign this Agreement or any of his or its rights, interests or obligations hereunder without the prior written consent of the other parties, provided that the Company's rights and obligations hereunder may be assigned to any Subsidiary or Affiliate of the Company or to any successor to any of such pursuant to a merger, consolidation or similar event. Subject to the foregoing, this Agreement and the respective rights and obligations of the parties hereto shall inure to the benefit of and be binding upon, the successors and assigns of the parties.

          Section 7.14 Amendment. This Agreement may not be modified, amended or waived except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

          Section 7.15 Entire Agreement. This Agreement, and the Plan set forth the entire agreement and understanding between the parties hereto with respect to the matters covered herein, and supersede any prior agreements and understandings concerning such matters.

         IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

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

                                          DUANE READE INC.
                                          By: ___________________________
                                          Its: ___________________________

______________________________
(Optionee Name)



______________________________
Address



______________________________



______________________________
Taxpayer Identification Number



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